CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 25, 2016, relating to the financial statements and financial highlights which appear in the June 30, 2016 Annual Reports to Shareholders of JPMorgan Equity Index Fund, JPMorgan Mid Cap Value Fund, JPMorgan Small Cap Growth Fund, JPMorgan U.S. Small Company Fund and JPMorgan Value Advantage Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 1, 2016